Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

TRONOX FINANCE CORP.

1.	The name of the corporation is Tronox Finance Corp.

2.	The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the corporation shall have the authority to issue is One Thousand (1,000) and the par value of each of such shares is One Cent ($0.01) amounting in the aggregate to Ten Dollars and No Cents ($10.00).

5.	The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6.	The name and mailing address of the sole incorporator is:

Julie Boncarosky Holmes

Covington & Burling

1201 Pennsylvania Ave., N.W.

Washington, D.C. 20004

7.	The corporation is to have perpetual existence.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of October, 2005.

/s/ Julie Boncarosky Holmes
Julie Boncarosky Holmes